Exhibit 99.1
Important Notice of Blackout Period to Directors and Executive Officers of Campbell Soup Company
November 30, 2010
Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in Campbell Soup Company common stock (including derivatives) due to a blackout of the Campbell Soup Company Savings Plus Plan for Salaried Employees and the Campbell Soup Company Savings Plus Plan for Hourly Paid Employees (collectively, the “401(k) plan”) that lasts for a period of more than three consecutive business days. As some of you may know, the blackout, which will begin at 4:00pm Eastern Time on December 30, 2010 and end during the week of January 9, 2011 (the “Blackout Period”), is necessary to make changes to the 401(k) plan related to the replacement of the plan’s current service provider. During the Blackout Period, 401(k) plan participants will be unable to make contribution rate and future investment changes, investment election changes, loan repayments or requests and withdrawals/distributions under the 401(k) plan, including with respect to the Campbell stock fund.
Federal securities laws provide that, during the Blackout Period, all directors and executive officers of Campbell are prohibited, with limited exceptions, from purchasing, selling or otherwise acquiring or transferring any Campbell common stock (including exercising Company stock options) or any derivatives of Campbell common stock, regardless of whether the director or officer participates in the 401(k) plan. As a director or executive officer of Campbell, these prohibitions apply to you and to members of your immediate family who share your household, as well as by trusts, corporations and other entities whose stock ownership may be attributed to you. The trading prohibition does not apply, however, to certain transactions, such as qualified Rule 10b5-1 trading plan transactions and bona fide gifts.
Although the Blackout Period falls during a period in which your trading is already restricted under our trading window policy, we are required to provide you with this notice in order to comply with federal securities laws.
If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.
If you have questions regarding the Blackout Period, including when it has started or ended, you may contact the following service providers without any charge:
•	Fidelity Investments at 1-800-354-6535 or P.O. Box 5000, Cincinnati, OH 45273-8011 through December 31, 2010, and

•	The Campbell Benefits Center at 1-866-787-6317 or P.O. Box 571495, Houston, TX 77257-1495 beginning on January 3, 2011.